Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-226366, No. 333-239137, and No. 333-240149) and Form S-8 (No. 333-178032, No. 333-184880, No. 333-186020, No. 333-203350, No. 333-234644, No. 333-237590, and No. 333-259136) of our report dated March 11, 2022, with respect to the consolidated financial statements of Lumos Pharma, Inc.

/s/ KPMG LLP

Austin, Texas
March 11, 2022